Exhibit 99.1: Peoples Financial Corporation Press Release Dated January 27, 2016

FOR IMMEDIATE RELEASE

For more information, contact:

Paul D. Guichet, Vice President

228-435-8761

pguichet@thepeoples.com

PEOPLES FINANCIAL CORPORATION REPORTS FOURTH QUARTER AND YEAR-END RESULTS

BILOXI, MS (January 27, 2016)—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, reported net income of $717,000 for the quarter ended December 31, 2015, as compared to a net loss of $9,119,000 for the quarter ended December 31, 2014, announced Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank.

Financial results for the fourth quarter of 2015 reflected substantial progress in improving the company’s asset quality. For the fourth quarter of 2015, the company recorded a $225,000 reversal to the provision for loan losses compared to a $2,789,000 expense for the same period last year. The improved loan loss provision over the prior year was primarily related to significant credit quality improvement of the loan portfolio. Charge-offs of $275,000 were considerably lower during the fourth quarter of 2015 compared to $4,698,000 for the same period last year. Non-accrual loans as of December 31, 2015 decreased substantially to $15,186,000 compared to $33,298,000 as of December 31, 2014. The allowance for loan losses as a percentage of total loans was 2.39% as of December 31, 2015 compared to 2.54% as of December 31, 2014.

“We are very pleased with our fourth quarter financial results highlighted by our improved asset quality,” said Swetman. He further added, “We look forward to continuing this positive momentum into 2016. “

Earnings per weighted average common share for the fourth quarter of 2015 were $0.14 compared to a loss of $1.78 for the same period of 2014. For the full year, loss per weighted average common share totaled $0.90 in 2015, compared to a loss of $1.95 in 2014. Net losses per share figures are based on weighted average common shares outstanding of 5,123,186 for the years ended December 31, 2015 and 2014.

The holding company’s primary capital ratio was 15.06% at December 31, 2015, compared to 14.64% at December 31, 2014. The company’s book value per share was $17.93 and $18.53 at the end of 2015 and 2014, respectively.

Founded in 1896, with $641 million in assets as of December 31, 2015, The Peoples Bank operates 18 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and

Stone counties. In addition to offering a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

Peoples Financial Corporation is listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION

(Unaudited) (In thousands, except weighted average shares and per share figures)

EARNINGS SUMMARY	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net interest income	$4,576	$4,860	$18,436	$20,715
Provision for loan losses	(225)	2,789	2,582	7,404
Non-interest income	1,468	2,043	6,898	8,619
Non-interest expense	6,314	6,929	28,106	27,208
Income taxes	(762)	6,304	(762)	4,726
Net income (loss)	717	(9,119)	(4,592)	(10,004)
Earnings (loss) per share	.14	(1.78)	(.90)	(1.95)

TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES
	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Allowance for loan losses, beginning of period	$8,377	$11,010	$9,206	$8,934
Recoveries	193	105	390	598
Charge-offs	(275)	(4,698)	(4,108)	(7,730)
Provision for loan losses	(225)	2,789	2,582	7,404

Allowance for loan losses, end of period	$8,070	$9,206	$8,070	$9,206

ASSET QUALITY	December 31,
	2015	2014
Allowance for loan losses as a percentage of loans	2.39%	2.54%
Loans past due 90 days and still accruing	$146	$763
Nonaccrual loans	15,186	33,298

PERFORMANCE RATIOS	December 31,
	2015	2014
Return on average assets	(.69%)	(1.38%)
Return on average equity	(4.92%)	(10.31%)
Net interest margin	3.18%	3.32%
Efficiency ratio	124%	124%
Primary capital	15.06%	14.64%

BALANCE SHEET SUMMARY	December 31,
	2015	2014
Total assets	$641,004	$668,895
Loans	337,557	362,407
Securities	226,213	238,372
Other real estate (ORE)	9,916	7,646
Total deposits	512,707	516,920
Shareholders’ equity	91,839	94,951
Book value per share	17.93	18.53
Weighted average shares	5,123,186	5,123,186